MORGAN STANLEY
                                       SPECTRUM SERIES







           September 2006
           Monthly Report










         This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006.










                                                        Issued: October 31, 2006


MORGAN STANLEY

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                Inception- Compound
                                                                                                                 to-Date  Annualized
                 1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006   Return    Return
Fund               %     %     %     %     %     %     %     %     %     %     %     %     %     %     %     %       %         %
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum           --    --    --    --     --    --    --   --    --  11.7  11.1  12.2  12.4  (8.0) (18.3) (9.7)     6.4     1.0
  Currency ....                                                      (6 mos.)                             (9 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ....    --    --    --  (1.7)  22.8  (3.6) 18.2  16.4  0.8   0.9  (0.3) (10.1) 6.2  (5.6)  4.2    2.0     55.3     3.8
                                 (2 mos.)                                                                 (9 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum         31.2 (14.4) 41.6  (5.1)  23.6   5.3   6.2  14.2 (7.6)  7.1   1.7   15.4  9.6  (4.7) (5.0)   2.6    181.5     7.1
  Select ......(5 mos.)                                                                                   (9 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum           --    --    --   0.1   10.5  (3.5)  0.4   7.8 37.2 (33.1) (0.6)   9.4 24.0   1.7  (2.6)   7.6     52.6     3.6
  Strategic ...                   (2 mos.)                                                                (9 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum           --    --    --  (2.2)  17.6  18.3   7.5  10.2 (7.5)  7.8  (7.2)  23.3 23.0   4.4  (5.4)  (1.2)   120.9     6.9
  Technical ...                   (2 mos.)                                                                (9 mos.)
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2006 was as follows:

FUND                                    N.A.V.             % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                       $10.64                      -2.12%
--------------------------------------------------------------------------------
Spectrum Global Balanced                $15.53                       0.55%
Spectrum Select                         $28.15                      -0.60%
Spectrum Strategic                      $15.26                      -3.81%
Spectrum Technical                      $22.09                      -3.29%

   DETAILED PERFORMANCE INFORMATION FOR EACH FUND IS LOCATED IN THE BODY OF THE FINANCIAL REPORT. FOR EACH FUND, WE PROVIDE A TRADING RESULTS BY SECTOR CHART THAT PORTRAYS TRADING GAINS AND TRADING LOSSES FOR THE PREVIOUS MONTH AND YEAR-TO-DATE IN EACH SECTOR IN WHICH THE FUND PARTICIPATES. IN THE CASE OF SPECTRUM CURRENCY, WE PROVIDE THE TRADING GAINS AND TRADING LOSSES FOR THE FIVE MAJOR CURRENCIES IN WHICH THE FUND PARTICIPATES, AND COMPOSITE INFORMATION FOR ALL OTHER "MINOR" CURRENCIES TRADED WITHIN THE FUND.

   THE TRADING RESULTS BY SECTOR CHARTS INDICATE THE MONTHLY AND YEAR-TO-DATE COMPOSITE PERCENTAGE RETURNS GENERATED BY THE SPECIFIC ASSETS DEDICATED TO TRADING WITHIN EACH MARKET SECTOR IN WHICH EACH FUND PARTICIPATES. PLEASE NOTE THAT THERE IS NOT AN EQUAL AMOUNT OF ASSETS IN EACH MARKET SECTOR, AND THE SPECIFIC ALLOCATIONS OF ASSETS BY A FUND TO EACH SECTOR WILL VARY OVER TIME WITHIN A PREDETERMINED RANGE. BELOW EACH CHART IS A DESCRIPTION OF THE FACTORS THAT INFLUENCED TRADING GAINS AND TRADING LOSSES WITHIN EACH FUND DURING THE PREVIOUS MONTH.

   LIMITED PARTNERS OF MORGAN STANLEY SPECTRUM SELECT L.P. ("SPECTRUM SELECT") ARE REMINDED THAT EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY MANAGEMENT FEE PAYABLE TO RABAR MARKET RESEARCH, INC. ("RABAR") AND EMC CAPITAL MANAGEMENT, INC. ("EMC") WILL BE REDUCED FROM 1/4 OF 1% (A 3% ANNUAL RATE) TO 5/24 OF 1% (A 2.5% ANNUAL RATE). ALSO, EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY INCENTIVE FEE PAYABLE TO RABAR AND EMC WILL BE INCREASED FROM 15% TO 17.5% OF THE TRADING PROFITS EXPERIENCED WITH RESPECT TO THE NET ASSETS ALLOCATED TO RABAR AND EMC AS OF THE END OF EACH CALENDAR MONTH.

   LIMITED PARTNERS OF SPECTRUM SELECT ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS OF LIMITED PARTNERSHIP INTERESTS (THE "UNITS") ON A MONTHLY BASIS, AND THAT LIMITED PARTNERS OWNING
MORE THAN 50% OF THE OUTSTANDING UNITS OF SPECTRUM SELECT MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE PARTNERSHIP, AS MORE FULLY SET FORTH IN
SECTION 15(C) OF THE LIMITED PARTNERSHIP AGREEMENT ON PAGE A-21 OF THE SPECTRUM SERIES PROSPECTUS. IF LIMITED PARTNERS OF SPECTRUM SELECT CHOOSE TO REDEEM THEIR UNITS, THERE WILL BE NO MINIMUM HOLDING PERIOD REQUIREMENT OR REDEMPTION CHARGE FOR THE OCTOBER 31, 2006 CLOSING.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Walter J. Davis


Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------


        [The table below represents a bar chart in the printed report.]

                                          MONTH ENDED         YTD ENDED
                                         SEPTEMBER 30,      SEPTEMBER 30,
                                             2006               2006

           Australian dollar                -0.79              -2.13
           British pound                    -2.92               0.66
           Euro                             -0.05               0.97
           Japanese yen                      1.63              -2.89
           Swiss franc                       0.2               -3.86
           Minor Currencies                  0.03              -0.058

     Note: Reflects trading results only and does not include fees or interest income.

           Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from long positions in the British pound, Australian dollar, Singapore dollar, Brazilian real, and Mexican peso versus the U.S. dollar. These losses were partially offset by gains from short positions in the Japanese yen and South African rand versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Losses were incurred from long positions in the British pound, Australian dollar, Singapore dollar, Brazilian real, and Mexican peso versus the U.S. dollar as the value of the U.S. dollar increased against these currencies after government reports showed U.S. consumer confidence rebounded in September and the core consumer price expenditure index, a key inflation gauge followed by the U.S. Federal Reserve, hit an 11-year high. Additionally, the value of the British pound moved lower after the downward revision of British Gross Domestic Product by the UK Office of National Statistics and release of lower-than-expected British manufacturing activity and retail sales data. Meanwhile, the Brazilian real and Mexican peso declined after investors expressed concern that a military coup in Thailand would have a "ripple-effect" on other emerging-market currencies.

Gains were recorded from short Japanese yen positions against the U.S. dollar as the value of the yen weakened after a report showed Japanese consumer confidence fell in August. Elsewhere in the currency markets, short positions in the South African rand versus the U.S. dollar experienced gains as the rand fell on concerns about the economic and political stability of South Africa.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                          MONTH ENDED         YTD ENDED
                                         SEPTEMBER 30,      SEPTEMBER 30,
                                             2006               2006

           Currencies                        0.4               -0.15
           Interest Rates                    0.02               0.16
           Stock Indices                     0.13               2.48
           Energies                          0.85              -0.3
           Metals                           -0.46               1
           Agriculturals                    -0.39              -1.38

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the energy, currency, and global stock index sectors. These gains were partially offset by losses recorded in the metals and agricultural sectors.

Within the energy markets, gains were experienced from short positions in crude oil futures and its related products as prices dropped to a 10-month low amid the discovery of a large oil field in the Gulf of Mexico. Prices were also pressured lower after OPEC cut its demand forecast for 2007-2008. Elsewhere in the energy markets, short positions in natural gas futures also recorded gains as prices dropped to a two-and-a-half-year low following a U.S. Department of Energy report showing a triple-digit increase in domestic supplies. It was the first triple-digit increase in more than a year, leaving natural gas supplies at 15-year seasonal highs.

Additional gains were experienced within the currency markets from short positions in the South African rand versus the U.S. dollar as the value of the rand weakened on political instability and a widening Current- Account deficit in that country. In addition, the U.S. dollar strengthened after government reports showed U.S. consumer confidence rebounded in September and the core consumer price expenditure index, a key inflation gauge followed by the U.S. Federal Reserve, hit an 11-year high. Elsewhere in the currency markets, short positions in the Norwegian krone versus the euro experienced gains as the value of the Norwegian krone moved lower on investor concern that a prolonged decline in oil prices will negatively affect the Norwegian economy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Smaller gains were recorded within the global stock index markets from long positions in S&P 500 and Nasdaq 100 Index futures as prices moved higher on strong performance in the technology sector, solid corporate earnings, and a stronger-than-expected increase in U.S. consumer confidence. Elsewhere in the global stock index markets, long positions in German equity index futures also experienced gains as prices moved higher, encouraged by recent gains from blue chip companies, as well as ongoing merger and acquisition speculation.

Within the metals markets, losses were incurred from long positions in nickel and copper futures as prices closed lower for the month on concerns of decreasing demand amid an economic slowdown in China and weakness in the U.S. housing market. Within the precious metals complex, long positions in gold and silver futures also incurred losses as prices dropped amid rising production in China and news of a major mine expansion in South Africa. Additionally, prices were weighed down by a stronger U.S. dollar.

Losses were also incurred in the agricultural markets from long positions in lean hog futures as prices declined due to technically-based selling. Meanwhile, long positions in live cattle futures also incurred losses as prices weakened due to a national supply increase in Japan. Elsewhere in the agricultural complex, additional losses were incurred from short positions in soybean meal futures as prices moved higher on expectations of increased demand after the U.S. Department of Agriculture reported larger-than-expected global purchases.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                          MONTH ENDED         YTD ENDED
                                         SEPTEMBER 30,      SEPTEMBER 30,
                                             2006               2006

           Currencies                       -1.14              -2.72
           Interest Rates                    0.19               4.8
           Stock Indices                     0.37               0.99
           Energies                          0.82              -1.81
           Metals                           -0.13               6.46
           Agriculturals                    -0.33              -1.48

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the currency, agricultural, and metals sectors. A portion of these losses was offset by gains recorded in the energy, global stock index, and global interest rate sectors.

Within the currency markets, losses were incurred from long positions in the British pound and Canadian dollar versus the U.S. dollar as the value of the U.S. dollar strengthened after government reports showed U.S. consumer confidence rebounded in September and the core consumer price expenditure index, a key inflation gauge followed by the U.S. Federal Reserve, hit an 11-year high. In addition, the British pound moved lower after the downward revision of British Gross Domestic Product by the UK Office of National Statistics and release of lower-than-expected British manufacturing activity and retail sales data. Finally, the Canadian dollar fell against the U.S. dollar amid falling commodity prices.

Additional losses were incurred within the agricultural markets from long positions in live cattle futures as prices weakened towards the end of the month due to a national supply increase in Japan. Meanwhile, long positions in lean hog futures also incurred losses as prices declined due to technically-based selling. Elsewhere in the agricultural complex, additional losses were incurred from short positions in soybean meal futures as prices moved higher on expectations of increased demand after the U.S. Department of Agriculture reported larger-than-expected global purchases.

Smaller losses were incurred within the metals markets from long positions in copper and zinc futures as prices closed lower for the month on concerns of decreasing demand amid an economic slowdown in China and weakness in the U.S. housing market.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the energy markets, short positions in crude oil futures and its related products recorded gains as prices dropped to a 10-month low amid the discovery of a large oil field in the Gulf of Mexico. Prices were also pressured lower after OPEC cut its demand forecast for 2007-2008. Elsewhere in the energy markets, short positions in natural gas futures also experienced gains as prices trended lower due to consistent news of increased domestic supply by the U.S. Department of Energy and a calm hurricane season.

Within the global stock index markets, long positions in European and U.S. equity index futures experienced gains as prices increased on falling energy prices. In addition, the S&P 500 Index closed at a five-and-a-half year high after the U.S. Conference Board reported a stronger-than-expected rebound in consumer confidence in September. Meanwhile, European equity index futures prices were supported higher on merger and acquisition activity in the utility sector and a smaller-than-expected decline in German business sentiment.

Gains were also experienced within the global interest rate futures markets from long positions in U.S. interest rate futures as prices reversed higher during the end of the month after data from the National Association of Realtors reported median sales prices of existing homes fell from their year-ago levels in August for the first time in 11 years.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                          MONTH ENDED         YTD ENDED
                                         SEPTEMBER 30,      SEPTEMBER 30,
                                             2006               2006

           Currencies                       -1.45              -3.06
           Interest Rates                   -0.25               2.73
           Stock Indices                     0.04               1.57
           Energies                          0.82              -0.56
           Metals                           -1.37              18.68
           Agriculturals                    -1.39              -3.03

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the currency, agricultural, metals, and global interest rate sectors. These losses were partially offset by gains achieved in the energy sector.

Within the currency markets, losses were incurred from long positions in the British pound, Canadian dollar, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar strengthened after government reports showed U.S. consumer confidence rebounded in September and the core consumer price expenditure index, a key inflation gauge followed by the U.S. Federal Reserve, hit an 11-year high. In addition, the British pound moved lower against the U.S. dollar after the downward revision of British Gross Domestic Product by the UK Office of National Statistics and release of lower-than-expected British manufacturing activity and retail sales data. Meanwhile, the Canadian dollar and the Australian dollar fell in tandem with declining commodity prices.

Within the agricultural markets, long positions in sugar and cotton futures incurred losses as sugar prices fell in tandem with declining gasoline and ethanol prices, while cotton prices were pressured to two-month lows as the U.S. harvest progressed with favorable weather forecasted. Elsewhere in the agricultural complex, long positions in wheat futures incurred losses as prices fell on slow export sales and rain in the forecast for the U.S. Midwest ahead of the planting season. Additional losses were incurred from newly established short positions in wheat futures as prices increased to four-month highs during the latter half of the month on strong global demand and decreasing global production.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were also incurred within the metals markets from long positions in zinc, copper, and aluminum futures as prices fell on concerns of decreasing demand amid an economic slowdown in China and weakness in the U.S. housing market. Within the precious metals complex, long positions in gold futures also incurred losses as prices dropped amid rising production in China and news of a major mine expansion in South Africa. In addition, prices were weighed down by a stronger U.S. dollar.

Within the global interest rate futures markets, smaller losses were incurred during the second half of the month from short positions in U.S. interest rate futures as prices reversed higher after data from the National Association of Realtors reported median sales prices of existing homes fell from their year-ago levels in August for the first time in 11 years.

Gains were experienced within the energy markets from short positions in natural gas futures as prices trended lower due to consistent news of increased domestic supply by the U.S. Department of Energy and a calm hurricane season. Elsewhere in the energy markets, short positions in heating oil futures recorded gains as prices dropped to a 10-month low after the discovery of a large oil field in the Gulf of Mexico. Prices were also pressured lower after OPEC cut its demand forecast for 2007-2008.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                          MONTH ENDED         YTD ENDED
                                         SEPTEMBER 30,      SEPTEMBER 30,
                                             2006               2006

           Currencies                       -1.35              -6.18
           Interest Rates                   -0.19               2.74
           Stock Indices                     0.33               3.67
           Energies                         -1.59              -2.9
           Metals                           -0.32               8.24
           Agriculturals                     0.16              -1.88


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the energy, currency, metals, and global interest rate sectors. These losses were partially offset by gains recorded in the global stock index and agricultural sectors.

Within the energy markets, losses were incurred from long positions in crude oil futures and its related products as prices reversed lower after the discovery of a large oil field in the Gulf of Mexico. Prices were also pressured lower after the U.S. Department of Energy reported an unexpected rise in domestic gasoline inventories and OPEC cut its demand forecast for 2007-2008.

Within the currency markets, losses were incurred from long positions in the British pound, euro, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar increased against its major rivals after government reports showed U.S. consumer confidence rebounded in September and the core consumer price expenditure index, a key inflation gauge followed by the U.S. Federal Reserve, hit an 11-year high. In addition, the British pound moved lower after the downward revision of British Gross Domestic Product by the UK Office of National Statistics and release of lower-than-expected British manufacturing activity and retail sales data, while the euro weakened due to the European Central Bank's decision to leave interest rates unchanged. Elsewhere in the currency markets, the Australian dollar weakened in tandem with commodities prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the base metals markets, short positions in aluminum futures incurred losses as prices increased at the end of the month on supply concerns caused by higher production costs. Within the precious metals complex, long positions in silver futures also incurred losses as prices dropped amid rising production in China and news of a major mine expansion in South Africa. Additionally, prices were weighed down by a stronger U.S. dollar.

Within the global interest rate futures markets, short positions in European and Australian interest rate futures incurred losses as prices reversed higher at the end of the month amid increased demand for fixed-income investments. Within the European interest rate markets, Euribor futures prices moved higher after the European Central Bank kept interest rates unchanged and a report showed investor confidence in Germany fell to its lowest reading in more than seven years. Meanwhile, British fixed-income futures prices moved higher after the Office for National Statistics reported that economic growth in the United Kingdom was unexpectedly revised lower. Elsewhere in the global interest rate sector, Australian interest rate futures prices increased on investor sentiment that the Reserve Bank of Australia will hold interest rates steady at its next policy meeting.

Within the global stock index markets, gains were experienced from long positions in European and U.S. equity index futures as prices increased on falling energy prices. In addition, the S&P 500 Index closed at a five-and-a-half year high after the U.S. Conference Board reported a stronger-than-expected rebound in consumer confidence in September. Meanwhile, European equity index futures prices were supported higher on merger and acquisition activity in the utility sector and a smaller-than-expected decline in German business sentiment.

Smaller gains were experienced within the agricultural markets from short positions in cotton futures as prices were pressured to two-month lows due to forecasts of favorable weather conditions. Elsewhere in the agricultural complex, gains were experienced from short positions in lean hog futures as prices declined due to technically-based selling.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)

                                     MORGAN STANLEY                       MORGAN STANLEY
                                    SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                               ----------------------------         ----------------------------
                                            PERCENTAGE OF                        PERCENTAGE OF
                                          SEPTEMBER 1, 2006                    SEPTEMBER 1, 2006
                                              BEGINNING                            BEGINNING
                                  AMOUNT   NET ASSET VALUE            AMOUNT    NET ASSET VALUE
                               ----------- ----------------         ----------  ----------------
                                     $             %                     $             %

INVESTMENT INCOME
  Interest income (Note 2)        557,488           .33              176,395           .41
                               ----------         -----             --------         -----

EXPENSES
  Brokerage fees (Note 2)         653,219           .38              163,329           .38
  Management fees (Note 3)        284,009           .17               44,383           .11
                               ----------         -----             --------         -----
     Total Expenses               937,228           .55              207,712           .49
                               ----------         -----             --------         -----
NET INVESTMENT LOSS              (379,740)         (.22)             (31,317)         (.08)
                               ----------         -----             --------         -----

TRADING RESULTS
Trading profit (loss):
  Realized                        (69,124)         (.04)             731,815          1.72
  Net change in unrealized     (3,169,904)        (1.86)            (464,934)        (1.09)
                               ----------         -----             --------         -----
     Total Trading Results     (3,239,028)        (1.90)             266,881           .63
                               ----------         -----             --------         -----
NET INCOME (LOSS)              (3,618,768)        (2.12)             235,564           .55
                               ==========         =====             ========         =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)

                                   MORGAN STANLEY                           MORGAN STANLEY
                                  SPECTRUM CURRENCY                     SPECTRUM GLOBAL BALANCED
                         --------------------------------------    ----------------------------------
                                                          PER                                   PER
                             UNITS          AMOUNT        UNIT         UNITS        AMOUNT      UNIT
                         --------------   -----------     -----    -------------  ----------    -----
                                               $            $                          $          $
Net Asset Value,
  September 1, 2006      15,669,679.647   170,404,905     10.87    2,757,934.762  42,607,524    15.45
Net Income (Loss)                    --    (3,618,768)     (.23)              --     235,564      .08
Redemptions                (385,468.913)   (4,101,389)    10.64      (52,831.898)   (820,479)   15.53
Subscriptions               100,083.438     1,064,888     10.64       16,583.750     257,546    15.53
                         --------------   -----------              -------------  ----------
Net Asset Value,
  September 30, 2006     15,384,294.172   163,749,636     10.64    2,721,686.614  42,280,155    15.53
                         ==============   ===========              =============  ==========

The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM SELECT                  SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                             --------------------------------   -------------------------------   -------------------------------
                                             PERCENTAGE OF                     PERCENTAGE OF                    PERCENTAGE OF
                                           SEPTEMBER 1, 2006                 SEPTEMBER 1, 2006                SEPTEMBER 1, 2006
                                               BEGINNING                         BEGINNING                        BEGINNING
                                 AMOUNT      NET ASSET VALUE       AMOUNT      NET ASSET VALUE      AMOUNT      NET ASSET VALUE
                              ------------  -----------------   ------------  -----------------   -----------   ----------------
                                     $               %                 $              %               $                %

INVESTMENT INCOME
  Interest income (Note 2)      1,770,632          .33              590,205           .31           2,387,972          .32
                               ----------        -----           ----------         -----         -----------        -----

EXPENSES
  Brokerage fees (Note 2)       2,701,978          .50              965,315           .50           3,709,036          .50
  Management fees (Note 3)      1,287,466          .24              449,629           .23           1,607,296          .22
                               ----------        -----           ----------         -----         -----------        -----
      Total Expenses            3,989,444          .74            1,414,944           .73           5,316,332          .72
                               ----------        -----           ----------         -----         -----------        -----
NET INVESTMENT LOSS            (2,218,812)        (.41)            (824,739)         (.42)         (2,928,360)        (.40)
                               ----------        -----           ----------         -----         -----------        -----

TRADING RESULTS
Trading profit (loss):
  Realized                      4,589,171          .85           (2,346,648)        (1.22)        (21,286,316)       (2.87)
  Net change in unrealized     (5,608,907)       (1.04)          (4,193,322)        (2.17)           (157,643)        (.02)
                               ----------        -----           ----------         -----         -----------        -----
      Total Trading Results    (1,019,736)        (.19)          (6,539,970)        (3.39)        (21,443,959)       (2.89)
                               ----------        -----           ----------         -----         -----------        -----
NET LOSS                       (3,238,548)        (.60)          (7,364,709)        (3.81)        (24,372,319)       (3.29)
                               ==========        =====           ==========         =====         ===========        =====


  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED SEPTEMBER 30, 2006 (UNAUDITED)



                                 MORGAN STANLEY                      MORGAN STANLEY                       MORGAN STANLEY
                                 SPECTRUM SELECT                    SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                      -----------------------------------  -----------------------------------  -----------------------------------
                                                     PER                                  PER                                  PER
                           UNITS        AMOUNT       UNIT      UNITS         AMOUNT       UNIT      UNITS          AMOUNT      UNIT
                      --------------  -----------   -----  --------------  -----------   -----  --------------  -----------   -----
                                           $          $                         $          $                         $          $
Net Asset Value,
  September 1, 2006   19,079,642.583  540,395,617   28.32  12,167,691.318  193,062,935   15.87  32,484,381.637  741,807,144   22.84
Net Loss                          --   (3,238,548)   (.17)             --   (7,364,709)   (.61)             --  (24,372,319)   (.75)
Redemptions             (287,817.871)  (8,102,073)  28.15    (166,569.969)  (2,541,858)  15.26    (429,021.589)  (9,477,087)  22.09
Subscriptions            196,608.935    5,534,540   28.15     202,419.806    3,088,926   15.26     403,518.682    8,913,727   22.09
                      --------------  -----------          --------------  -----------          --------------  -----------
Net Asset Value,
  September 30, 2006  18,988,433.647  534,589,536   28.15  12,203,541.155  186,245,294   15.26  32,458,878.730  716,871,465   22.09
                      ==============  ===========          ==============  ===========          ==============  ===========

The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)


Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate). The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   Effective November 1, 2006, the monthly management fee payable to EMC and Rabar will be reduced to 5/24 of 1% (a 2.5% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONCLUDED)

to the Net Assets allocated to Graham as of the end of each calendar month.

   Effective November 1, 2006, the monthly incentive fee payable to EMC and Rabar will be increased to 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                  Demeter Management Corporation
                                  330 Madison Avenue, 8th Floor
                                  New York, NY 10017




MORGAN STANLEY

ADDRESS SERVICE REQUESTED










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